CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING

PREFERRED STOCK

OF

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies the following:

1. That the Certificate of Designations of the Series A Junior Participating Preferred Stock, par value $.001 per share, of the Corporation (the “Series A Preferred”) was filed with the Delaware Secretary of State on May 6, 2008 (the “Series A Preferred Certificate of Designations”).

2. That no shares of the Series A Preferred are outstanding and no shares of Series A Preferred subject to the Certificate of Designations previously filed with respect to the Series A Preferred will be issued.

3. All shares of Series A Preferred reserved for issuance shall have the status of authorized and unissued shares of the Corporation’s Preferred Stock.

4. That effective May 2, 2018, the Board of Directors of the Corporation unanimously adopted the following resolutions:

RESOLVED FURTHER, that upon the Existing Rights Plan Expiration Date it does not appear that any shares of the series designated as Series A Junior Participating Preferred Stock will be issued and outstanding and, if, upon the Existing Rights Plan Expiration Date, no shares of Series A Junior Participating Preferred Stock are outstanding, the officers of the Corporation are hereby authorized and directed, for and on behalf of the Corporation, to execute, deliver and file with the Delaware Secretary of State a Certificate of Elimination to eliminate the Series designated as Series A Junior Participating Preferred Stock.

5. That pursuant to the provisions of § 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this Certificate, this Certificate will have the effect of eliminating from the Corporation’s Restated Certificate of Incorporation only those matters set forth in the Series A Preferred Certificate of Designations, with respect to the Series A Preferred.

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IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Corporation by its Vice President and Chief Financial Officer and attested by its Assistant Secretary on this 2nd day of May, 2018.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Vice President and Chief Financial Officer

ATTEST:

/s/ Karen Siegel
Karen Siegel, Assistant Secretary
(SEAL)

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